Exhibit 5.1
September 7, 2005
Diodes Incorporated
3050 East Hillcrest Drive
Westlake Village, CA 91362
               Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to Diodes Incorporated, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the offering for sale of an aggregate of up to 2,875,000 shares of the Company’s common stock, par value $0.66 2/3 per share (the “Shares”), of which 2,125,000 shares (including up to 375,000 shares that the underwriters have the option to purchase solely to cover over-allotments) will be sold by the Company and 750,000 shares will be sold by the selling stockholder named therein (the “Selling Stockholder”). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.
     In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, resolutions adopted by the Board of Directors of the Company, certificates of government officials and such other documents, records, certificates, memoranda and other instruments as we have deemed necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.
     Based on the foregoing review, and in reliance thereon, we are of the opinion that the Shares when issued and sold in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.
     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the “Legal Matters” portion of the prospectus included in the Registration Statement.

Diodes Incorporated
September 7, 2005

     We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.
     This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,
/s/ Sheppard Mullin Richter & Hampton LLP